Exhibit 10.2

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made effective as of April 29, 2008 (the “Date of Grant”), between OMNI Energy Services Corp., a Louisiana corporation (the “Company”), and G. Darcy Klug (“Holder”), and is executed pursuant to the provisions of a Noncompetition Agreement between the Company and the Holder (the “Noncompetition Agreement”).

1. Award. Subject to the terms and conditions of this Agreement, the Company hereby awards to Holder, as of the Date of Grant, 400,000 shares (the “Restricted Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), which shall be issued as hereinafter provided in Holder’s name, subject to certain restrictions thereon.

2. Restricted Shares. Holder hereby accepts the Restricted Shares when issued and agrees that (i) no portion of the Restricted Shares may be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of prior to January 1, 2009 (the “Vesting Date”); and (ii) thereafter the Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the transfer restrictions as provided in this Section 2 (the “Transfer Restrictions”), and in all cases must be sold in compliance with applicable federal and state securities laws. The Transfer Restrictions on the shares shall lapse, without the requirement for any action by the Company, as follows:

January 1, 2009	100,000 shares
Each April 1, July 1, October 1 and January 1, thereafter through January 1, 2011	33,333 shares
April 1, 2011	33,336 shares

With regard to any Restricted Shares with respect to which the Transfer Restrictions have lapsed, such shares shall continue to be subject to the restrictions on transfer imposed under applicable requirements of federal and state securities laws and any stock exchange or quotation system on which the Common Stock may be listed at the time of such transfer.

3. Additional Restrictions.

(a) Certificates. A certificate or certificates evidencing the Restricted Shares shall be issued by the Company in Holder’s name, pursuant to which Holder shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of Common Stock shall be subject to the Transfer Restrictions). The certificate or certificates shall be delivered upon issuance to the Holder until the Vesting Date when all such Restricted Shares shall be fully vested pursuant to Section 2 of this Agreement. On the Date of Grant, Holder shall, if requested by the Company, deliver to the Company one or more stock powers, endorsed in blank, relating to the Restricted Shares. From time to time after the Vesting Date, upon request by the Holder, (i) the Company shall cause a new certificate representing the Restricted Shares as to which the Transfer Restrictions have lapsed to be issued without a legend as to the Transfer Restrictions, in the name of Holder and shall deliver such certificate to Holder, (ii) the Company shall cancel the returned certificate representing the shares as to which the Transfer Restrictions have lapsed and (iii) the Company shall destroy the stock power, if any, relating to such Restricted Shares then in its possession.

(b) Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board of Directors of the Company (the “Board”) or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2 hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Transfer Restrictions and provisions governing the lapsing and such Transfer Restrictions applicable to the original Restricted Shares for all purposes of this Agreement, and the certificates representing such stock, securities or other property shall be legended to show such restrictions.

4. Taxes. The Company and Holder hereby agree that amounts received under this Agreement shall be classified as payments made to Holder in his capacity as an independent contractor to the Company in connection with his non-competition obligations to the Company. Holder agrees to and acknowledges that the obligation to pay taxes on income received under this Agreement, and to deposit such taxes, is solely the responsibility of Holder. If Holder makes an election under Section 83(b) of the Internal Revenue Code with respect to the Restricted Shares, Holder acknowledges and agrees that Holder is obligated to report as income all amounts as required by Section 83(b) of the Internal Revenue Code.

In the event that any federal, state or local taxing authority determines that the Company is liable for any failure to withhold and deposit taxes on any portion of such payments, Holder hereby agrees to indemnify and hold harmless the Company for such liability, including, but not limited to, any penalties and interest. In addition, the Company shall be indemnified for any and all fees and expenses associated with any claims made under this Section, including fees and expenses associated with enforcement and collection of this indemnification right.

5. Status of Restricted Shares.

(a) Holder understands that at the time of the execution of this Agreement the issuance of the Restricted Shares has not been registered under the Securities Act of 1933, as amended.

(b) Holder hereby agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Company deems appropriate in order to reflect the Transfer Restrictions and to assure compliance with the terms and provisions of this Agreement and federal securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of the terms and provisions of the Transfer Restrictions or federal securities laws, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

6. Relationship. The Parties agree that Holder is not an employee on the Date of Grant and that this grant is made pursuant to the provisions of a Noncompetition Agreement between the Company and the Holder.

7. Effect of Death and Disability.

(a) Death. Upon the death of Holder, there shall be no effect on the vesting of the Restricted Shares, and the Transfer Restrictions on the Restricted Shares shall continue to lapse as provided in Section 2.

(b) Disability. If Holder becomes Disabled (as defined in Section 409(a)(2)(C) of the Internal Revenue Code), there shall be no effect on the vesting of the Restricted Shares, and the Transfer Restrictions on the Restricted Shares shall continue to lapse as provided in Section 2.

8. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Holder, such notices or communications shall be effectively delivered if hand delivered to Holder at Holder’s principal place of employment or if sent by registered or certified mail to Holder at the last address Holder has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices, attention: Chief Executive Officer.

9. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Holder. The provisions of Section 5 shall survive the lapse of the Transfer Restrictions without forfeiture.

10. Entire Agreement; Amendment. This Agreement and the Noncompetition Agreement dated of even date herewith between the Company and Holder, constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Shares granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Holder and an authorized officer of the Company.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana, without regard to conflicts of law principles thereof.

12. Execution. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, which taken together shall constitute the Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Holder has executed this Agreement, all as of the date first above written.

HOLDER:	COMPANY:

OMNI ENERGY SERVICES CORP.

/s/ G. Darcy Klug	By:	/s/ Brian J. Recatto
G. Darcy Klug		Brian J. Recatto
Chief Operating Officer

/s/ Edward E. Colson, III
Edward E. Colson, III, Director

/s/ Barry E. Kaufman
Barry E. Kaufman, Director

/s/ Dennis R. Sciotto
Dennis R. Sciotto, Director

/s/ Richard C. White
Richard C. White, Director

/s/ James C. Eckert
James C. Eckert, Director

/s/ Ronald E. Gerevas
Ronald E. Gerevas, Director

Signature Page to Restricted Stock Agreement